Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Fourth Quarter and Year-End 2017 Results

LEAWOOD, KANSAS - (March 1, 2018) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the fourth quarter and year ended December 31, 2017.

Highlights for the fourth quarter ended December 31, 2017, include the following:

•

AMC set fourth quarter records for the three months ended December 31 period for all revenue categories: admissions, food and beverage and other.  Much of the growth in revenue is due in large part to the acquisitions of Odeon Cinemas Group (“Odeon”), Carmike Cinemas, Inc. (“Carmike”) and Nordic Cinema Group Holding AB (“Nordic”).

•

Total revenues increased 53.0% to $1,416.8 million compared to total revenues of $926.1 million for the quarter ended December 31, 2016. Total revenues in 2017 included approximately $438.5 million of revenues from our international theatres as compared to $114.1 million in the three-month period a year ago.

•	Admissions revenues increased 52.3% to $897.1 million compared to $588.8 million for the same period a year ago.

•	Food and beverage revenues increased 47.0% to $415.3 million, compared to $282.5 million for the quarter ended December 31, 2016.

•	Earnings before income taxes grew 13.7% to $14.1 million, compared to $12.4 million for the same quarter a year ago.

•

Net earnings decreased $305.4 million to a net loss of $276.4 million compared to net earnings of $29.0 million for the quarter ended December 31, 2016.  Included in the net loss for the quarter was approximately $310.0 million of tax expense in our U.S. markets related to the impact of the change in the U.S. enacted federal income tax rate from 35% to 21% and the impact of a full valuation allowance on our deferred income tax assets.

•

Diluted earnings per share (“diluted EPS”) decreased $2.43 to a loss of $2.14 per share compared to earnings of $0.29 per share for the same period a year ago.  Average diluted shares outstanding in the fourth quarter of 2017 increased approximately 28.2% compared to the fourth quarter last year as a result of the successful completion of an equity offering in February 2017, less the effect of 3.2 million shares repurchased during 2017.

•

Total Adjusted EBITDA(1) increased 58.7% to $288.2 million compared to $181.6 million for the quarter ended December 31, 2016.  International Adjusted EBITDA for the fourth quarter grew $70.2 million to $98.8 million compared to $28.6 million a year ago.

"Fiscal year 2017 ended on a very positive note, much like it began, as movie-goers patronized AMC theatres in significant numbers.  The acquisitions of Odeon, Carmike and Nordic, and the investments we made during 2017, both domestically and internationally, in food and beverage initiatives, in our signature recliners and in premium sight and sound experiences, together with previously announced revenue enhancements and cost controls drove record revenues and improved operating margins in the fourth quarter,” said Adam Aron, CEO and President of AMC Entertainment.  “As we look forward to 2018 and beyond, we are pleased and greatly encouraged by the progress we made during and since the fourth quarter of 2017, both operationally and in dealing with several specific industry challenges. And naturally, we are inspired by the record breaking audiences that are coming to our movie theatres across the U.S. and Europe to take in BLACK PANTHER.  With more great movies on the horizon, and further investment at AMC in guest heralded amenities, we are increasingly optimistic about the potential for success at AMC Entertainment in 2018 and the years to come.”

Highlights for the year ended December 31, 2017 include the following:

•	AMC set annual records for the twelve months ended December 31 period for all revenue categories: admissions, food and beverage and other.

•

Total revenues increased 57.0% to $5,079.2 million compared to total revenues of $3,235.9 million for the year ended December 31, 2016.  Total revenues for 2017 included approximately $1,355.7 million of revenues from our international theatres as compared to $118.9 million in the period a year ago, due to the acquisitions of Odeon and Nordic.

•	Admissions revenues grew 57.6% to $3,229.5 million compared to $2,049.4 million for the year ended December 31, 2016.

•	Food and beverage revenues increased 51.9% to $1,548.4 million, compared to $1,019.1 million for the year ended December 31, 2016.

•	Loss before income taxes increased $482.8 million to $333.1 million, compared to earnings before income taxes of $149.7 million for the same quarter a year ago.

•

Net earnings decreased $598.9 million to a net loss of $487.2 million and diluted earnings per share decreased $4.93 per share to a loss of $3.80 per share compared to net earnings of $111.7 million and net earnings per share of $1.13 per share, respectively, for the year ended December 31, 2016. Included in the net loss for the year ended 2017 were $208.0 million in pre-tax impairment charges related to the NCM investment and approximately $310.0 million of tax expense related to the impact of the change in the U.S. enacted federal income tax rate from 35% to 21% and the impact of a full valuation allowance on our deferred income tax assets.

•

Total Adjusted EBITDA(1) grew 36.6% to $822.5 million compared to $602.0 million for the year ended December 31, 2016.  International Adjusted EBITDA grew $184.1 million to $212.5 million compared to $28.4 million in the same period a year ago.

(1) (Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC's Executive Vice President and Chief Financial Officer, is available at http://investor.amctheatres.com.

Additional information detailing select unaudited pro forma financial data for the quarter and year ended December 31, 2017 is included in the fourth quarter 2017 CFO Commentary. The select unaudited pro forma data for the periods combines the historical financial data of operations of AMC, Odeon, Carmike and Nordic, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016. The historical consolidated financial information for Odeon and Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017 Form 8-K and 8-K/A on December 4, 2017 for additional information on pro forma financial statement adjustments.

Update of Share Repurchase Program

On August 3, 2017, AMC announced that its Board of Directors authorized the repurchase of up to $100 million of the Company’s Class A common stock over a two-year period.

As of March 1, 2018, the Company has repurchased approximately 50% of the authorized $100 million, having purchased more than 3.2 million shares of AMC’s Class A common stock for approximately $47.5 million, representing an average share price of $14.86.

Dividends

On October 27, 2017, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended September 30, 2017, which was paid on December 18, 2017, to shareholders of record on December 4, 2017. The total dividends paid in the fourth quarter of 2017 were approximately $25.9 million.

On February 28, 2018, the Company declared a regular quarterly dividend of $0.20 per share of for the quarter ended December 31, 2017, payable on March 26, 2018 to stockholders of record on March 12, 2018.

Income Taxes

During the fourth quarter, the Tax Reform Act of 2017 was signed into law. Among other things, the Tax Reform Act permanently reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018.

Income taxes for the first nine months of 2017 were recorded using an estimated effective tax rate of 39%.  During the fourth quarter of 2017, we determined in accordance with accounting standards that a valuation allowance or reserve against our deferred tax assets was required.  Our deferred tax assets primarily relate to deferred revenue and lease accounting items.

Based on the resulting impact of the passage of the Tax Reform Act and the valuation allowance on the Company’s deferred tax assets, the Company recorded a charge of approximately $310.0 million to the income tax provision in our U.S. markets for the fourth quarter ended December 31, 2017.

Going forward we expect our consolidated effective tax rate to be between 22% and 26%.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 7:30 a.m. CST/8:30 a.m. EST on Thursday, March 1, 2018. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.  An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC (NYSE: AMC) is the largest movie exhibition company in the U.S., in Europe and throughout the world with 1,014 theatres and 11,169 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying more plush power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and smart phone apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States’ top markets, having the #1 or #2 market share positions in 22 of the 25 largest metropolitan areas of the United States, including the top three markets (NY, LA, Chicago). Through its Odeon subsidiary AMC operates in 14 European countries and is the #1 theatre chain in Estonia, Finland, Italy, Latvia, Lithuania, Spain, Sweden and UK & Ireland. www.amctheatres.com

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political, regulatory and other risks; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance; additional impairment related to AMC’s NCM investment; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to comply with a settlement it entered into with the U.S. Department of Justice pursuant to which it agreed to divest holdings in National CineMedia, LLC; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 1, 2018, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 12/31/17 and 12/31/16

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues
Admissions	$897.1	$588.8	$3,229.5	$2,049.4
Food and beverage	415.3	282.5	1,548.4	1,019.1
Other theatre	104.4	54.8	301.3	167.4
Total revenues	1,416.8	926.1	5,079.2	3,235.9

Operating costs and expenses
Film exhibition costs	440.1	305.1	1,604.3	1,089.5
Food and beverage costs	69.5	40.2	252.1	142.2
Operating expense	419.2	259.6	1,548.0	873.5
Rent	203.5	136.2	794.4	505.5
General and administrative:
Merger, acquisition and transaction costs	5.8	32.8	63.0	47.9
Other	20.0	31.8	133.4	90.7
Depreciation and amortization	144.7	82.4	538.6	268.2
Impairment of long-lived assets	43.6	5.5	43.6	5.5
Operating costs and expenses	1,346.4	893.6	4,977.4	3,023.0

Operating income (loss)	70.4	32.5	101.8	212.9
Other expense (income):
Other expense (income)	0.6	(0.4)	(1.7)	(0.4)
Interest expense:
Corporate borrowings	59.9	36.3	231.6	110.7
Capital and financing lease obligations	10.7	4.4	42.4	10.8
Equity in (earnings) loss of non-consolidated entities	(13.9)	(19.6)	185.2	(47.7)
Investment income	(1.0)	(0.6)	(22.6)	(10.2)
Total other expense	56.3	20.1	434.9	63.2

Earnings (loss) before income taxes	14.1	12.4	(333.1)	149.7
Income tax provision (benefit)	290.5	(16.6)	154.1	38.0
Net Earnings (loss)	$(276.4)	$29.0	$(487.2)	$111.7

Diluted earnings (loss) per share	$(2.14)	$0.29	$(3.80)	$1.13

Average shares outstanding diluted (in thousands)	129,265	100,839	128,246	98,872

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	December 31,	December 31,
	2017	2016
Cash and equivalents	$310.0	$207.1
Corporate borrowings	4,235.3	3,760.9
Other long-term liabilities	903.8	706.5
Capital and financing lease obligations	651.4	675.4
Stockholders' equity	2,112.4	2,009.6
Total assets	9,805.9	8,641.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
Consolidated	2017	2016	2017	2016
Net cash provided by operating activities	$329.6	$220.4	$558.7	$431.7
Capital expenditures	$(159.1)	$(165.1)	$(626.8)	$(421.7)
Screen additions	32	5	96	17
Screen acquisitions	16	5,175	736	5,201
Screen dispositions	1	—	258	38
Construction openings (closures), net	76	83	37	(48)
Average screens	10,778	6,516	10,675	5,592
Number of screens operated	11,169	10,558	11,169	10,558
Number of theatres operated	1,014	906	1,014	906
Screens per theatre	11.0	11.7	11.0	11.7
Attendance (in thousands)	92,322	62,009	346,763	215,145

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	61,933	52,894	240,974	205,611
International markets	30,389	9,115	105,789	9,534
Consolidated	92,322	62,009	346,763	215,145

Average ticket price (in dollars):
U.S. markets	$9.92	$9.74	$9.67	$9.59
International markets	$9.29	$8.08	$8.49	$8.04
Consolidated	$9.72	$9.50	$9.31	$9.53

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.09	$4.84	$5.06	$4.82
International markets	$3.29	$2.93	$3.10	$2.94
Consolidated	$4.50	$4.56	$4.47	$4.74

Average Screen Count (month end average):
U.S. markets	8,087	5,611	8,084	5,350
International markets	2,691	905	2,591	242
Consolidated	10,778	6,516	10,675	5,592

Segment Information

(unaudited, in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues
U.S. markets	$978.3	$812.0	$3,723.5	$3,117.0
International markets	438.5	114.1	1,355.7	118.9
Consolidated	$1,416.8	$926.1	$5,079.2	$3,235.9

Adjusted EBITDA
U.S. markets	$189.4	$153.0	$610.0	$573.6
International markets	98.8	28.6	212.5	28.4
Consolidated	$288.2	$181.6	$822.5	$602.0

Capital Expenditures
U.S. markets	$127.1	$156.1	$543.7	$412.7
International markets	32.0	9.0	83.1	9.0
Consolidated	$159.1	$165.1	$626.8	$421.7

Reconciliation of Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net earnings (loss)	$(276.4)	$29.0	$(487.2)	$111.7
Plus:
Income tax provision (benefit)	290.5	(16.6)	154.1	38.0
Interest expense	70.6	40.7	274.0	121.5
Depreciation and amortization	144.7	82.4	538.6	268.2
Impairment of long-lived assets	43.6	5.5	43.6	5.5
Certain operating expenses (2)	8.1	7.2	20.6	20.2
Equity in (earnings) loss of non-consolidated entities (3)	(13.9)	(19.6)	185.2	(47.7)
Cash distributions from non-consolidated entities (4)	12.3	18.4	45.4	40.1
Attributable EBITDA (5)	1.6	—	3.4	—
Investment expense (income)	(1.0)	(0.6)	(22.6)	(10.2)
Other expense (income) (6)	0.5	0.1	(1.3)	—
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	5.8	32.8	63.0	47.9
Stock-based compensation expense (8)	1.8	2.3	5.7	6.8
Adjusted EBITDA(1)	$288.2	$181.6	$822.5	$602.0

1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that may be required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

Equity in (earnings) loss of non-consolidated entities includes an other-than-temporary impairment charge of $208.0 million to reduce the carrying value of our investment in NCM to Level 1 fair value during the year ended December 31, 2017. An other-than-temporary impairment charge of $204.5 million was recorded on our units and shares at the publicly quoted per share price on June 30, 2017, of $7.42 and an other-than-temporary impairment charge of $3.5 million was recorded on our units and shares at the publicly quoted per share price on December 31, 2017 of $6.86, based on our determination that the decline in the price per share during the respective quarters was other than temporary. Equity in (earnings) loss of non-consolidated entities includes loss on the sale of a portion of our investment in NCM of $22.2 million during the year ended December 31, 2017.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

5)

Attributable EBITDA includes the EBITDA from minority equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity earnings of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time the Company has made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Attributable EBITDA (Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Equity in (earnings) loss of non-consolidated entities	$(13.9)	$—	$185.2	$—
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(12.6)	—	187.0	—
Equity in earnings of International theatre JV's	1.3	—	1.8	—
Depreciation and amortization	0.3	—	1.6	—
Attributable EBITDA	$1.6	$—	$3.4	$—

6)

Other income for the year ended December 31, 2017 includes $3.0 million financing related foreign currency transaction gains, partially offset by $1.3 million in fees relating to third-party fees related to the Third Amendment to our Senior Secured Credit Agreement, and a $0.4 million loss on the redemption of the Bridge Loan Facility.

7)	Merger, acquisition and transition costs are excluded as they are non-operating in nature.

8)	Non-cash or non-recurring expense included in General and Administrative: Other.

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